Exhibit 99.1

News Release

For Immediate Release July 29, 2010	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR COMPLETES ISSUANCE OF $405 MILLION OF SENIOR UNSECURED NOTES

SANDUSKY, OHIO, July 29, 2010 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced that it has completed the issuance of $405 million aggregate principal amount of 9.125% senior unsecured notes due 2018 (the “Notes”). The Notes are guaranteed by Cedar Fair’s wholly-owned subsidiaries.

Concurrently with the closing of this offering, Cedar Fair terminated its existing credit facilities and entered into a new $1,175 million senior secured term loan facility and a new $260 million senior secured revolving credit facility. Cedar Fair used the net proceeds from the offering of the Notes, along with proceeds from the new senior secured credit facilities, to repay in full all amounts outstanding under its existing credit facilities.

The Notes may be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The Notes have not been registered under the Securities Act, and, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233